Exhibit 99.11

Wichita Airport Authority

March 6, 2007

Mr. Bob Fornaro

President and COO

AirTran Airways

9955 AirTran Blvd

Orlando, FL 32827

Dear Mr. Fornaro:

In response to the recent allegations made by Midwest Air Group regarding AirTran Airways, Wichita Mid-Continent Airport wishes to offer its support of AirTran and highlight the positive impact AirTran has had on our airport and the South Central Kansas region.

Since May 2002, AirTran Airways has been a steadfast partner with Wichita Mid-Continent Airport. AirTran has proven to be a first-rate airline, providing affordable and dependable air service, and excellent customer service to Wichita’s passengers. AirTran has demonstrated a commitment to our community despite stiff competition from other carriers.

The presence of AirTran Airways and their corresponding pricing structure has had a significant impact on airfares at Wichita Mid-Continent Airport, contributing to a 30% - 60% overall reduction in airfares and a corresponding 33% increase in passengers. It is estimated that the savings to the air travelers using Wichita Mid-Continent Airport as a result of the presence of AirTran exceeds $300 million dollars.

The increase of airport activity spurred by AirTran’s presence has allowed businesses increased access to customers, has decreased air travel costs to businesses and leisure travelers, and has lessened the hardship of driving to out-of-state airports for affordable airfares. Access to low-cost air travel has aided in employee development, increased ability to recruit talented employees, and lowered the cost of doing business.

2173 Air Cargo Road • P.O. Box 9130 • Wichita, Kansas 67277-0130

T 316.946.4700 F 316.946.4793

www.flywichita.com